As filed with the Securities and Exchange Commission
                              on December 28, 1995
                                                                Registration No.
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           --------------------------
                              DEL ELECTRONICS CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                    New York                      13-1784308
           ----------------------------    -------------------------
           (State or other jurisdiction    (I.R.S. Employer
           of incorporation or             Identification No.)
           organization)

                  One Commerce Park, Valhalla, New York 10595
--------------------------------------------------------------------------------
                    (Address of Principal Executive Offices)

          DEL ELECTRONICS CORP. AMENDED AND RESTATED STOCK OPTION PLAN
               DEL ELECTRONICS CORPORATION 401(k) PLAN, AS AMENDED
--------------------------------------------------------------------------------
                            (Full title of the plans)


                               Leonard A. Trugman
--------------------------------------------------------------------------------
                      President and Chief Executive Officer
                             Del Electronics Corp.

              One Commerce Park, Valhalla, NY 10595 (914) 686-3600
--------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                        Tashlik, Kreutzer & Goldwyn P.C.
                             833 Northern Boulevard
                              Great Neck, NY 11021
                                 (516) 466-8005

                         CALCULATION OF REGISTRATION FEE


----------------- --------------- --------------- --------------- --------------
Title of each                     Proposed        Proposed
Class of                          maximum         maximum         Amount of
Securities to be  Amount to be    offering price  aggregate       Registration
registered (1)    registered (2)  per share (3)   offering price  Fee
                                                  (3)
----------------- --------------- --------------- --------------- --------------

Common Stock,
$.10 par value    286,946 shares  $6.31           $1,810,629.20   $624.30
per share
----------------- --------------- --------------- --------------- --------------

(1) The proposed commencement of sales is to be as soon as practicable after the Registration Statement has become effective and upon the exercise of any option granted under the Plan.

(2) There are also being registered hereunder such additional shares of the Registrant's common stock as may be issuable in connection with adjustments under the Plan and 401(k) Plan, as hereinafter defined, to reflect certain changes in the Registrant's capital structure, including stock dividends or stock split-ups.

(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 475(h) under the Securities Act of 1933, as amended. The calculation of the proposed maximum aggregate offering price has been based upon (a) the registration hereunder of (i) an aggregate of 265,225 additional shares of the Registrant's common stock to be issued pursuant to options granted under the Del Electronics Corp. Amended and Restated Stock Option Plan (the "Plan") and (ii) 21,721 shares of the Registrant's common stock, of which 11,721 shares are issued and of which 10,000 shares are reserved for issuance pursuant to the Del Electronics Corporation's 401(k) Plan ("401(k) Plan") and (b) the proposed maximum offering price per share. The proposed maximum offering price per share represents the average of the high and low sales prices $6.375 and $6.25, respectively, of the Registrant's common stock on the AMEX as reported on the AMEX Composite Tape on December 27, 1995.

                                EXPLANATORY NOTE
                                ----------------

         The Registration Statement has been prepared, in part, in accordance with the requirements of General Instruction E to Form S-8, as amended. One of the purposes of this Registration Statement is to register an additional 257,500 shares of Common Stock, $.10 par value per share (the "Common Stock"), of Del Electronics Corp. (the "Company"), which shares of Common Stock have been reserved for issuance upon the exercise of options to purchase Common Stock granted pursuant to the Del Electronics Corp. Amended and Restated Stock Option Plan (the "Plan"). 1,967,181 shares of Common Stock (including stock dividends) have been previously registered for issuance under the Plan pursuant to Registration Statements on Form S-8, on January 25, 1988, File No. 33-19772, September 17, 1992, File No. 33-52088 and May 13, 1994, File No. 33-78910 (the
"Registration Statements"). On February 15, 1995, the shareholders of the Company authorized the increase in the number of the Common Stock authorized for issuance under the Plan to 2,223,648. The contents of such Registration Statements are incorporated herein by reference.

         The Registration Statement has been further prepared to register 11,721 shares of Common Stock issued under the Company's 401(k) Plan (the "401(k) Plan") and 10,000 shares of Common Stock reserved for issuance under the 401(k) Plan.

         In accordance with General Instruction E to Form S-8, as amended, the Company has provided the above-referenced information, which information is required in this Registration Statement. Moreover, as specifically required by General Instruction E, the necessary opinion and consent are attached hereto as Exhibits 5.0 and 23.1.

Recent Events
-------------

         The Company reached an Agreement in Principle to acquire selected assets and the business of the GENDEX Medical Division of DENTSPLY International, Inc. ("GENDEX"). GENDEX is a designer and manufacturer of medical x-ray equipment, including high frequency x-ray systems and mammography systems. GENDEX has sales of approximately twenty million dollars. The acquisition is subject to the Company's due diligence review, bank financing and the negotiation of a definitive purchase agreement.

                                     PART II
                                     -------

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
           ----------------------------------------

         The following documents which have heretofore been filed by Del Electronics Corp. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") or the Securities Act of 1933, as amended (the "1933 Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

         (a) the Company's Annual Report on Form 10-K as amended for the year ended July 29, 1995 and the Exhibits thereto, filed under
                Section 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") (File No. 1-10512);

         (b) the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995 and Exhibits thereto, filed under Section 15(d) of the Exchange Act (File No. 1-10512);

         (c) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since July 29, 1995 and prior to the termination of the offering of securities covered by this Registration Statement; and

         (d) the description of the Company's Common Stock contained in a Registration Statement of the Registrant filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Item 4.    Description of Securities.
           -------------------------

         Not applicable. The Company's Common Stock to be offered pursuant to this Registration Statement has been registered under Section 12 of the Exchange Act as described in Item 3 of this Part II.

Item 5.    Interests of Named Experts and Counsel.
           --------------------------------------

         Not applicable.

                                  LEGAL OPINION

         The legality of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Tashlik, Kreutzer & Goldwyn P.C., 833 Northern Boulevard, Great Neck, New York 11021. Members of such firm own, directly or indirectly, shares of Common Stock and options to purchase shares of Common Stock.


                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended July 29, 1995 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 6.    Indemnification of Directors and Officers.
           -----------------------------------------

         (a) Section 722 of the New York Business Corporation Law ("NYBCL") permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         (b) Paragraph TWELFTH of the Company's Certificate of Incorporation limits directors' liability as permitted by Section 402(b) of the NYBCL and reads in its entirety as follows:

               "TWELFTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that nothing contained in this Article shall eliminate or limit:

               (a) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omission were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 of the New York Business Corporation Law, or

               (b) the liability of any director for any act or omission prior to the adoption of the amendment including this paragraph in the Certificate of Incorporation of the Corporation."

         The Company maintains directors and officers liability insurance covering all directors and officers of the Company arising against claims arising out of the performance of their duties.

Item 7.    Exemption From Registration Claimed.
           -----------------------------------

         Not  Applicable.

Item 8.    Exhibits.
           --------

         5.0 Opinion of Tashlik, Kreutzer & Goldwyn P.C. to the legality of the shares being registered

         23.1   Consent of Deloitte & Touche LLP

         23.2 Consent of Tashlik, Kreutzer & Goldwyn P.C. (included in exhibit 5.0)

         99.0   Del Electronics Corporation 401(k) Plan

         99.1 Internal Revenue Services determination letter, dated June 21, 1995, that the Plan is qualified under Section 401 of the Internal Revenue Code

Item 9.    Undertakings.
           ------------

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14 a-3 or Rule 14 c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X is not presented in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated in the prospectus to provide such interim information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mt. Pleasant, State of New York, on the 27th day of December, 1995.

                                          DEL ELECTRONICS CORP.

                                          By:    Leonard A. Trugman
                                                 -----------------------------
                                                 Leonard A. Trugman, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Leonard A. Trugman
------------------
Leonard A. Trugman            Chairman of the Board,         December 27, 1995
                              Chief Executive Officer,
                              President and Director
Natan V. Bertman
------------------
Natan V. Bertman              Director                       December 27, 1995

Raymond Kaufman
------------------
Raymond Kaufman               Director                       December 27, 1995

David Michael
------------------
David Michael                 Director                       December 27, 1995

James M. Tiernan
------------------
James M. Tiernan              Director                       December 27, 1995

Seymour Rubin
------------------
Seymour Rubin                 Director                       December 27, 1995

         Pursuant to the requirements of the Securities Act of 1933, the trustees which administer the 401(k) Plan of Del Electronics Corp. have duly caused this Registration Statement to be signed on behalf of the undersigned, thereunto duly authorized, in the Town of Mt. Pleasant, State of New York, on the 27th day of December, 1995.

                                             DEL ELECTRONICS CORPORATION
                                             401(k) PLAN, as amended

                                             By:  Leonard A. Trugman
                                                  ------------------------------
                                                  Leonard A. Trugman, Trustee


                                                  Seymour Rubin
                                                  ------------------------------
                                                  Seymour Rubin, Trustee

                                                  Howard Bertan
                                                  ------------------------------
                                                  Howard Bertan, Trustee

                                  EXHIBIT INDEX
                                  -------------

                                                            Sequentially
                                                            Numbered Pages
                                                            --------------

Exhibit 5.0 Opinion of Tashlik, Kreutzer
     & Goldwyn PC ...............................................Page 12

Exhibit 23.1 Accountant's Consent ...............................Page 14

Exhibit 23.2 Consent of Counsel .................................Page 15

Exhibit 99.0 Del Electronics Corporation 401(k) Plan ............Page 16

Exhibit 99.1
     Internal Revenue Services  determination  letter,
     dated June 21, 1995, that the Plan is qualified under
     Section 401 of the Internal Revenue Code ...................Page 130